Exhibit 99.1

AITX and RAD-R Expand RADCam Capabilities with Powerful New Features and Enhanced Amazon Availability

RADCam Gets Smarter, Easier, and More Accessible in Latest Update from AITX and RAD-R

Detroit, Michigan, July 29, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), along with its residential security subsidiary Robotic Assistance Devices Residential, Inc. (RAD-R), today announced the forthcoming release on August 1 of a significant features upgrades for RADCam™, the Company's AI-powered interactive security device for homes and rental properties. The update introduces new user-selected escalation levels for Agentic AI responses, streamlined login through Apple and Google Single Sign-On, enhanced app-based event logging, and expanded availability through Amazon. These improvements reflect RAD-R's advantages of being able to take the best from its sister company Robotic Assistance Devices, Inc. (RAD-I) and use that to make RADCam more intelligent, convenient, and accessible for today's security-conscious consumer.

RADCam
AITX
Artificial Intelligence Technology Solutions Inc.
RADR
RADCam Gets Smarter, Easier,
and More Accessible

RADCam v1.1.18 brings several important upgrades that improve user control, convenience, and system performance:

• Customizable Agentic AI SOS Escalation: Users can now choose from Strict, Balanced, or Relaxed judgement levels before initiating autonomous intelligent outbound calls.

• Apple and Google Single Sign-On (SSO): Simplifies login and reduces the need to manage additional usernames and passwords.

• Quiet Mode Event Logging: Captures and displays lower-level events in the app without triggering full engagement, helping users stay informed without unnecessary interruptions.

• Additional Enhancements: Includes bug fixes, user interface refinements, and reliability improvements for a smoother overall experience.

"We built RADCam to redefine what consumers expect from home security," said Steve Danelon, President of RAD-R. "This update gives users more control, better usability, and smarter responsiveness. From customizable escalation to seamless login and new logging features, we're delivering improvements that make RADCam a more capable, more intuitive solution for homeowners and rental property operators alike."

The RADCam store is now live on Amazon, offering consumers a convenient way to purchase the device and learn more about its capabilities. Amazon shoppers can now access RADCam with the same ease and speed they expect from their everyday purchases.

"RADCam Residential remains a great part of our product line and its forthcoming release as an enterprise device compatible with, and sold through, RAD Inc will be an additional exciting development," said Steve Reinharz, CEO/CTO and founder of AITX and its subsidiaries. "This latest update reflects our commitment to innovation, accessibility, and user control. We're expecting to see RADCam take on a larger role in small business and enterprise applications, and the growing momentum affirms its potential to become a core part of how people protect their property, whether it's a home, a shop, or a corporate campus."

Although RADCam was introduced as a residential solution, RAD-R and RAD-I, continue to expand its role in commercial and enterprise environments. RADCam configurations tailored for small-to-medium businesses are being developed with enhanced interactive features and support for AI-based agents like SARA™, offering increased responsiveness and smarter threat detection for storefronts and offices. For larger clients, the enterprise version of RADCam will integrate with RADSoC, RAD-I's centralized command software, delivering multi-site coordination, scalable threat analysis, and real-time management across complex locations. These advancements significantly extend RADCam's value beyond the home, positioning it as an adaptable tool for organizations seeking to modernize their security approach.

AITX is redefining the nearly $50 billion (US) security and guarding services industry[i] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

[i] https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/